State of Delaware Secretary of State Division of Corporations Delivered 06:52 PM 08/22/2016 FILED 06:52 PM 08/22/2016 SR 20165469132 - File Number 6087201

State of Delaware
Certificate of Correction
of a Statutory Trust to be
filed pursuant to Section 3810(e)

1.	The name of the Statutory Trust is: RiverPark Commercial Real Estate Fund
.

2.	That a Certificate of Trust was filed by the Secretary of State of Delaware on July 5, 2016 , and that said Certificate requires correction as permitted by Section 3810(e) of the Statutory Trust Act.

3.	The inaccuracy or defect of said Certificate to be corrected is as follows: Article Second did not clearly state that the Trust had a registered office.

4.	The Certificate is hereby corrected to read as follows:

SECOND: The name of the Registered Agent is National Corporate Research, Ltd., 850 New Burton Road, Suite 201, Dover, Kent County, Delaware 19904. The office of National Corporate Research, Ltd. shall serve as the registered office of the Trust in the State of Delaware.

By:
Trustee or Authorized Person

Name:	Morty Schaja
Print or Type Name